Exhibit 4.6

FORM OF RIGHTS AGENT AGREEMENT

Date: June 30, 2006

Computershare Trust Company, N.A.

88 Pine Street - 19th Floor

New York, New York 10005

Attn. Victor Gregorio

Ladies and Gentlemen:

Pursuant to a rights offering (the “Rights Offering”), USG Corporation, a Delaware corporation (the “Company”) is issuing to the holders of record of its outstanding shares of common stock par value $0.10 per share (the “Common Stock”), at the close of business on June 30, 2006 (the “Record Date”), rights to subscribe for and purchase (each a “Right”) shares of Common Stock (the “Additional Common Stock”) at an exercise price of $40.00 per share of Additional Common Stock (the “Subscription Price”), payable by wire transfer, cashier’s or certified check, upon the terms and conditions set forth herein. The term “Subscribed” shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission. The Rights Offering will expire at 5:00 p.m., New York City Time, on July 27, 2006 (the “Expiration Time”), unless the Company shall have extended the period of time for which the Rights Offering is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

The Company filed a Registration Statement relating to the Additional Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on March 3, 2006. The Registration Statement was declared effective on June 29, 2006. The terms of the Rights Offering are more fully described in the Prospectus forming part of the Registration Statement as it was declared effective, and the accompanying Instructions for Completion of USG Corporation Rights Certificates (the “Instructions”). Copies of the Prospectus, the Instructions and the Notice of Guaranteed Delivery for Rights Certificates (the “Notice of Guaranteed Delivery”) are annexed hereto as Exhibit 1, Exhibit 2 and Exhibit 3, respectively. Copies of the Nominee Holder Certification, the Beneficial Owner Election, the Letter to Stockholders, the Letter to Brokers, Dealers and Other Nominees and the Letter to Clients are also annexed hereto as Exhibit 4, Exhibit 5, Exhibit 6, Exhibit 7 and Exhibit 8, respectively.

All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, the Company will provide you with a list of holders of Common Stock as of the Record Date (the “Record Stockholders List”).

The Rights are evidenced by transferable rights certificates (the “Rights Certificates”), the form of which is annexed hereto as Exhibit 9. The Rights Certificates entitle the holders to subscribe, upon payment of the Subscription Price, for shares of Additional

Common Stock at the rate of 1 share for each Right evidenced by a Rights Certificate (the “Subscription Privilege”). No fractional shares will be issued. Reference is made to the Prospectus for a complete description of the Subscription Privilege.

Exhibits 1 through 8 shall be referred to collectively in this Agreement as the “Subscription Documents”).

The Company hereby appoints you as Rights Agent (the “Subscription Agent”) for the Rights Offering and agrees with you as follows:

1) As Subscription Agent, you are authorized and directed to:

(A)	Issue the Rights Certificates in accordance with this Agreement in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. The Rights Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

(B)	Promptly after you receive the Record Stockholders List:

(a)	mail or cause to be mailed, by first class mail, to each holder of Common Stock of record on the Record Date whose address of record is within the United States, (i) a Rights Certificate evidencing the Rights to which such stockholder is entitled under the Rights Offering, (ii) a copy of the Subscription Documents and (iii) a return envelope addressed to the Subscription Agent; and

(b)	You shall refrain from mailing Rights Certificates issuable to any holder of Common Stock of record on the Record Date whose address of record is outside the United States, or is an A.P.O. or F.P.O. address, and hold such Rights Certificates for the account of such stockholder subject to such stockholder making arrangements with the Subscription Agent satisfactory to you and to the Company for the exercise or other disposition of the Rights evidenced thereby, and follow the instructions of such stockholder for the exercise, sale or other disposition of such Rights if such instructions are received at or before 11:00 a.m., New York City Time, on July 20, 2006.

(C)	Mail or deliver a copy of the Prospectus and the other Subscription Documents (i) to each assignee or transferee of Rights upon your receiving appropriate documents to register the assignment or transfer thereof and (ii) with certificates for shares of Additional Common Stock when such are issued to persons other than the registered holder of the Right.

(D)	Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Rights Certificates and the Prospectus.

(E)	Subject to the next sentence, accept Subscriptions from stockholders whose Rights Certificates are alleged to have been lost, stolen or destroyed upon receipt by you of an affidavit of theft, loss or destruction and a bond of indemnity in form and substance reasonably satisfactory to you, accompanied by payment of the Subscription Price for the total number of shares of Additional Common Stock Subscribed for. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Rights Certificates and you shall withhold delivery of the shares of Additional Common Stock Subscribed for until after the Rights Certificates have expired and it has been determined that the Rights evidenced by the Rights Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

(F)	Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

(a)	if the Rights Certificate is registered in the name of a fiduciary and is executed by and the Additional Common Stock is to be issued in the name of such fiduciary;

(b)	if the Rights Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Additional Common Stock is issued in the names of, and is to be delivered to, such joint tenants;

(c)	if the Rights Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Additional Common Stock is to be issued in the name of such corporation; or

(d)	if the Rights Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator or personal representative, provided, the Additional Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

(G)

Accept Subscriptions that are not accompanied by Rights Certificates if submitted by a firm having membership in the New York Stock Exchange or another national securities exchange or by a commercial bank or trust company having an office in the United States together with the Notice of Guaranteed Delivery and accompanied by proper payment for the total number of shares of Additional Common Stock Subscribed for; provided that the Subscription Agent shall notify the Company immediately and revoke the acceptance of a Subscription if the properly completed Rights Certificate relating to such Subscription is not delivered in the manner and by the deadline set forth in such Notice of Guaranteed Delivery.

(H)	Accept Subscriptions and receive funds through the Depositary Trust Company for participating holders of Rights.

(I)	Sell Rights on behalf of holders of such Rights in the manner set forth in the Prospectus and in accordance with the terms of the Rights Certificate and the Prospectus (including terms providing for a $5.00 fee per sale transaction for each holder of Rights whose Rights are sold in that transaction).

(J)	Refer to the Company for specific instructions as to acceptance or rejection, Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to this Paragraph 1, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Rights Certificates.

(K)	Promptly following the Expiration Time you shall distribute to the Company the funds in an account specified by the Company in writing within two business days prior to the Expiration Time and issue certificates for shares of Additional Common Stock issuable with respect to Subscriptions which have been accepted.

(L)	Advise the Company on the close of business on each business day up to and including the Expiration Time, by email or facsimile, to the attention of Ellis A. Regenbogen (the “Company Representative”), as to the total number of shares of Additional Common Stock Subscribed for, total number of Rights sold and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by telephone ((312) 606-5978), confirmed by email or facsimile, of the amount of funds received identified in accordance with (K) above, deposited, available or transferred in accordance with (K) above, with cumulative totals.

(M)	As promptly as possible but in any event on or before 3:30 p.m., New York City Time, on the first full business day following the Expiration Time, advise the Company Representative in accordance with (L) above of the number of shares Subscribed for, the number of Subscription guarantees received and the number of shares of Additional Common Stock unsubscribed for.

(N)	Upon completion of the Rights Offering, you shall requisition certificates from the transfer agent for the Company (the “Transfer Agent”) for the Common Stock for shares of Additional Common Stock Subscribed for.

(O)

Prior to the Expiration Time, exercises of Rights may be withdrawn upon transmittal to you of a Notice of Withdrawal meeting the requirements set forth in the Prospectus and the Instructions. Upon receipt of a Notice of Withdrawal meeting such requirements, you will promptly return the Rights Certificates and Subscription Price to which such Notice of Withdrawal relates in accordance with the instructions contained in the Notice of Withdrawal.

2) (A) The Rights Certificates shall be issued in registered form only. The Company shall appoint and have in office at all times a Transfer Agent and Registrar for the Rights, which shall keep books and records of the registration and transfers and exchanges of Rights (such books and records are hereinafter called the “Right Register”). The Company shall promptly notify the Transfer Agent and Registrar of the exercise of any Rights. The Company shall promptly notify you of any change in the Transfer Agent and Registrar of the Rights.

(B)	All Rights Certificates issued upon any registration of transfer or exchange of Rights shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Rights Certificates surrendered for such registration of transfer or exchange.

(C)	Any Rights Certificate when duly endorsed in blank shall be deemed negotiable, and when a Rights Certificate shall have been so endorsed the holder thereof may be treated by the Company, you and all other persons dealing therewith as the absolute owner thereof for any purpose and as the person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding, but until such transfer is registered in the Right Register, the Company and you may treat the registered holder thereof as the owner for all purposes.

3) You will follow your regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Rights Certificate may indicate are to be issued to a stockholder and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the Company for instructions as to the number of shares of Additional Common Stock, if any, you are authorized to issue. In the absence of such instructions, you are authorized not to issue any shares of Additional Common Stock to such stockholder.

4) You will examine the Rights Certificates received by you as Subscription Agent to ascertain whether they appear to you to have been completed and executed in accordance with the Instructions. In the event you determine that any Rights Certificate does not appear to you to have been properly completed or executed, or where the Rights Certificates do not appear to you to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to you to exist, you will follow, where possible, your regular procedures to attempt to cause such irregularity to be corrected. You are not authorized to waive any irregularity in connection with the Subscription, unless you shall have received from the Company the Rights Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Rights Certificate has been cured or waived and that such Rights Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, you will return to the subscribing stockholder (by overnight delivery) to such stockholder’s address as set forth in the Subscription any Rights Certificates surrendered in connection therewith and any other documents received with such Rights Certificates, and a letter of notice explaining the reasons for the return of the Rights Certificates and other documents.

5) Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

6) (A) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Additional Common Stock to permit the exercise in full of all Rights issued pursuant to the Rights Offering. Subject to the terms and conditions of this Agreement, you will request the Transfer Agent for the Common Stock to issue certificates evidencing the appropriate number of shares of Additional Common Stock as required from time to time in order to effectuate the Subscriptions.

(B)	The Company shall take any and all reasonable action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other reasonable action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Additional Common Stock issuable upon the exercise of the Rights at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and nonassessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

(C)	The Company shall from time to time take all reasonable action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under United States federal and state laws which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of Rights or Additional Common Stock issued upon exercise of Rights.

7) If certificates representing shares of Additional Common Stock are to be delivered by you to a person other than the person in whose name a surrendered Rights Certificate is registered, you will issue no certificate for Additional Common Stock until the Rights Certificate so surrendered has been properly endorsed (or otherwise put in proper form for transfer) and the person requesting such exchange has paid any transfer or other taxes or governmental charges required by reason of the issuance of a certificate for Additional Common Stock in a name other than that of the registered holder of the Rights Certificate surrendered, or has established to your reasonable satisfaction that any such tax or charge either has been paid or is not payable.

8) Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

9) The Company may terminate this Agreement at any time by so notifying you in writing. You may terminate this Agreement upon 30 days’ prior notice to the Company. Upon any such termination, you shall be relieved and discharged of any, further responsibilities with respect to your duties hereunder. Upon payment of all your outstanding fees and expenses, you will forward to the Company or its designee promptly any Rights Certificate or other document relating to your duties hereunder that you may receive after your appointment has so terminated. Sections 10, 12, and 13 of this Agreement shall survive any termination of this Agreement.

10) As agent for the Company hereunder you:

(A)	shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and the Company;

(B)	shall have no obligation to issue any shares of Additional Common Stock unless the Company shall have provided a sufficient number of certificates for such Additional Common Stock;

(C)	shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Rights Certificates surrendered to you hereunder or shares of Additional Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;

(D)	shall not be obligated to take any legal action hereunder; if, however, you determine to take any legal action hereunder, and where the taking of such action might, in your judgment, subject or expose you to any expense or liability you shall not be required to act unless you shall have been furnished with an indemnity reasonably satisfactory to you;

(E)	may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

(F)	shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(G)	shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;

(H)	may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to you acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

(I)	may consult with counsel reasonably satisfactory to you, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel;

(J)	may perform any of your duties hereunder either directly or by or through agents or attorneys; and

(K)	are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

11) In the event any question or dispute arises with respect to the proper interpretation of the Rights Offering or your duties hereunder or the rights of the Company or of any stockholders surrendering Rights Certificates pursuant to the Rights Offering, you shall not be required to act unless you have been furnished with indemnity reasonably satisfactory to you.

12) Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. You shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

13) Whether or not any Rights Certificates are surrendered to you, for your services as Subscription Agent hereunder, the Company shall pay to you compensation in accordance with Exhibit A attached hereto, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel (subject to advance approval by the Company) subject to the receipt of reasonably satisfactory documentation thereof and in accordance with Exhibit A; provided that any fees relating to the sale of Rights by you on behalf of holders of Rights shall be taken from the proceeds of such sale as set forth in the Prospectus and shall not be paid by the Company.

14) Each of the Company and Computershare agrees to defend, indemnify and hold harmless the other party and its affiliates and each of its directors, officers, employees, attorneys and agents (collectively, the “Indemnified Parties”), from and against all demands, claims, liabilities, losses, damages, settlements, awards, judgments, fines, penalties, costs or expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) incurred as a result of or relating to acceptance of this Agreement or provision of services under this Agreement; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability to the extent finally determined by a court of competent jurisdiction that such Losses have resulted directly from the default, bad faith, gross negligence or willful misconduct of such Indemnified Party; provided further, however, that except for any Losses that are finally determined by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of Computershare, its affiliates or any of its directors, officers, employees, attorneys and agents, Computershare’s aggregate indemnification obligations under this Section 14 with respect to, arising from or in connection with this Agreement or from services provided or omitted to be provided hereunder, is limited to, and shall not exceed, amounts paid hereunder by the Company.

15) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

16) The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) the making and consummation of the Rights Offering and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any material indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of it, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws or principles of equity affecting creditors’ rights and remedies generally, (d) the Rights Offering will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened against the Company as of the date hereof in connection with the Rights Offering.

17) In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Agent, which shall be controlled by the terms of this Agreement.

18) Set forth in Exhibit B hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

19) Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Subscription Agent, to Computershare Trust Company, N.A., 88 Pine Street, 19th Floor, New York, New York 10005, Attention: Reorganization Department, or to such other address as a party hereto shall notify the other parties.

20) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

21) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

22) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours,

USG CORPORATION

By:
Name:
Title:
Address for notices:

Accepted as of the date above first written:

COMPUTERSHARE TRUST COMPANY, N.A., AS RIGHTS AGENT

By:
Name:
Title: